Exhibit 3.11

MATERIAL CHANGE REPORT

Regulation 51-102 respecting continuous disclosure obligations (Quebec)
Subsection 7.1(1)(b) and Form 51-102F3

1.	NAME AND ADDRESS OF COMPANY:

NATIONAL BANK OF CANADA (“National Bank”)

800 Saint-Jacques Street
Montreal, QC H3C 1A3
Canada

2.	DATE OF MATERIAL CHANGE:

June 11, 2024

3.	NEWS RELEASE:

On June 11, 2024, National Bank issued a news release with respect to the Transaction, the Public Offering and the Private Placement (each as defined below) via Global News Wire (www.globenewswire.com).

4.	SUMMARY OF MATERIAL CHANGE:

On June 11, 2024, National Bank announced that it has entered into a definitive agreement (the “Agreement”) to acquire (the “Transaction”) Canadian Western Bank (“CWB”), a financial services institution based in Edmonton, Alberta, by way of share exchange. It also announced that, in connection with the Transaction, it intends to complete an equity financing, comprised of a public offering (the “Public Offering”) and concurrent private placement (the “Private Placement”) of subscription receipts (the “Subscription Receipts”) for gross proceeds totaling approximately $1.0 billion before giving effect to the Over-Allotment Option and the Additional Subscription Option (each as defined below).

5.	FULL DESCRIPTION OF MATERIAL CHANGE:

Transaction

The following is a description of the material terms of the Agreement. The description is a summary only, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the provisions of the Agreement, a copy of which has been filed with the Canadian securities regulatory authorities on National Bank’s SEDAR+ profile at www.sedarplus.ca. Investors should read the full text of the Agreement.

On June 11, 2024, National Bank announced that it has entered into the Agreement. Pursuant to the Agreement, following receipt of all necessary CWB shareholder and regulatory approvals, National Bank will, subject to the terms and conditions set forth in the Agreement, acquire all issued and outstanding common shares of CWB (the “CWB Shares”), other than those held by National Bank and its subsidiaries, as follows:

(i)	CWB will amend its by-laws (the “By-Law Amendment”) to provide that (a) at the effective time of the Transaction, a new class of exchangeable shares (the

“Exchangeable Shares”) will be created, (b) upon the creation of the class of Exchangeable Shares, each outstanding CWB Share (other than those owned by National Bank and its subsidiaries) will be changed into one Exchangeable Share, and (c) immediately following (b) above, each Exchangeable Share (other than those held by dissenting shareholders) will be transferred automatically to National Bank for 0.45 of a common share of National Bank (the “Exchange Ratio”); and

(ii)	following (c) above, National Bank will convert the Exchangeable Shares acquired by it into CWB Shares on a one-for-one basis.

The National Bank Shares to be issued upon closing of the Transaction will represent a pro forma ownership of approximately 10.5% of National Bank by CWB shareholders, taking into account the Private Placement and the Public Offering.

The Transaction is subject to approval of at least two-thirds of the votes cast by CWB common shareholders at a special meeting of shareholders expected to be held in September 2024 to approve the By-Law Amendment (the “Meeting”). The Agreement contains customary non-solicitation covenants on the part of CWB, subject to customary “fiduciary out” provisions, as well as “right to match” provisions in favor of National Bank. A termination fee equivalent to 4% of the CWB equity value under the Transaction would be payable by CWB to National Bank in certain circumstances, including in the context of a superior proposal supported by CWB’s board of directors. A reverse termination fee equivalent to 4% of the CWB equity value under the Transaction would be payable by National Bank to CWB in certain circumstances including where key regulatory approvals are not obtained prior to the Outside Date (as defined below) under the Agreement.

The board of directors of National Bank has evaluated the Agreement with National Bank’s management and legal and financial advisors and has unanimously determined that the Transaction is in the best interests of National Bank. National Bank shareholder approval is not required in connection with the Transaction.

The Agreement provides that National Bank’s and CWB’s obligations to complete the Transaction are subject to the fulfillment of a number of customary conditions, each of which may be waived by the party to whom such condition applies, including as to the accuracy of representations and warranties and the performance of covenants; approval by at least two-thirds of the votes cast by holders of CWB Shares voting in person or represented by proxy at the Meeting; receipt of certain key regulatory approvals, including the approvals of the Minister of Finance (Canada), the Competition Bureau, the Office of the Superintendent of Financial Institutions and the relevant Canadian securities regulatory authorities; receipt of the approval of the Toronto Stock Exchange (the “TSX”) for the listing of the National Bank Shares to be issued to holders of Exchangeable Shares upon closing of the Transaction; that no material adverse effect has occurred in respect of National Bank or CWB; that the aggregate number of CWB Shares held by shareholders who have properly exercised and not withdrawn dissent rights shall not exceed 10% of the outstanding CWB Shares; and that no law is in effect that makes the consummation of the Transaction illegal or otherwise prohibits or enjoins National Bank or CWB from consummating the Transaction.

The Transaction is expected to close by December 31, 2025, subject to approval by CWB’s common shareholders and receipt of required regulatory approvals. Pursuant to the terms of the Agreement, the Transaction must be completed on or prior to the date which is nine months after the date of the Agreement, which is the “Outside Date” under the Agreement; provided that such Outside Date may be extended (i) by up to three extension periods, each of up to a maximum of 90 days (but by at least ten days or an integral multiple thereof, as specified by the postponing party), subject to the terms of the Agreement, or (ii) as the parties to the Agreement may otherwise agree.

Equity Financing

In connection with the Transaction, National Bank also announced that it intends to complete the Public Offering and Private Placement.

Pursuant to the Public Offering, National Bank has agreed to issue and sell 4,453,000 Subscription Receipts at a price of $112.30 per Subscription Receipt (the “Offering Price”) for total gross proceeds of approximately $500 million. The Public Offering is being underwritten on a bought-deal basis by a syndicate of underwriters led by National Bank Financial Inc. (“NBF”). National Bank has granted the underwriters an option (the “Over-Allotment Option”) to purchase up to an additional 667,950 Subscription Receipts at the Offering Price exercisable up to 30 days after closing of the public offering.

Pursuant to the concurrent Private Placement, National Bank has agreed to issue and sell 4,453,000 Subscription Receipts at the Offering Price to Caisse de dépôt et placement du Québec or an affiliate thereof (“CDPQ”) for gross proceeds of approximately $500 million. All of CDPQ’s Subscription Receipts will be subject to a statutory hold period of four months plus one day from the date of their issuance. CDPQ will have the right to purchase up to an additional 667,950 Subscription Receipts, to maintain its pro-rata ownership and subject to, and in the same proportion as, and at the same time as, the Over-Allotment Option being exercised by the underwriters (the “Additional Subscription Option”).

National Bank intends to use the net proceeds from the Public Offering and Private Placement to support strong regulatory capital ratios following the closing of the Transaction, to fund any cash consideration under the terms of the Transaction and to pay the Transaction expenses.

The Subscription Receipts to be issued pursuant to the Public Offering and the Over- Allotment Option will be offered in all provinces and territories of Canada by way of a prospectus supplement to the short form base shelf prospectus of National Bank dated August 22, 2022. The Subscription Receipts to be issued pursuant to the Public Offering will also be offered in the United States concurrently to “qualified institutional buyers” in reliance upon the exemption from registration provided by Rule 144A under the U.S. Securities Act of 1933.

The issuance of the Subscription Receipts under the Public Offering and the Private Placement is subject to the approval of the TSX.

It is expected that the closing of the Private Placement will occur concurrently with the closing of the Public Offering. However, the Private Placement is not conditional upon the completion of the Public Offering, and the Public Offering is not conditional upon the completion of the Private Placement. Closing of both offerings is expected to occur on or about June 17, 2024.

6.	RELIANCE ON SUBSECTION 7.1(2) OF REGULATION 51-102:

Not applicable.

7.	OMITTED INFORMATION:

Not applicable.

8.	EXECUTIVE OFFICER:

For further information, please contact Mr. Dominic Paradis, Senior Vice-President – Legal Affairs and Corporate Secretary at (514) 394-6751.

9.	DATE OF REPORT:

June 12, 2024

Forward-Looking Statements

Certain statements in this report are forward-looking statements. All such statements are made in accordance with applicable securities legislation in Canada and the United States. Forward-looking statements in this report may include, but are not limited to, statements regarding the anticipated timing for the special meeting of the CWB shareholders and the anticipated timing for the completion of the Transaction and statements about the Public Offering and the Private Placement, including in respect of the use of proceeds therefrom and the anticipated closing date of the Public Offering and the Private Placement. These forward-looking statements are typically identified by verbs or words such as “outlook”, “believe”, “foresee”, “forecast”, “anticipate”, “estimate”, “project”, “expect”, “intend” and “plan”, in their future or conditional forms, notably verbs such as “will”, “may”, “should”, “could” or “would”, as well as similar terms and expressions. Such forward-looking statements are made for the purpose of assisting the holders of National Bank’s securities in understanding National Bank’s vision, strategic objectives, and performance targets, and may not be appropriate for other purposes.

These forward-looking statements are based on current expectations, estimates, assumptions and intentions believed by National Bank to be reasonable as at the date of this report and are subject to uncertainty and inherent risks, many of which are beyond National Bank’s control. Assumptions about the performance of the Canadian and U.S. economies in 2024, and how that performance will affect National Bank’s business are among the factors considered in setting National Bank’s strategic priorities and objectives. Assumptions underlying forward-looking statements included in this report also include the expected timing of completion of the Transaction and the conditions precedent to the closing of the Transaction (including the required approvals); that the Transaction will be completed on the terms currently contemplated; National Bank’s ability to retain and attract new business, achieve synergies and maintain market position arising from successful integration plans relating to the Transaction; National Bank’s ability to otherwise complete the integration of CWB within anticipated time periods and at expected cost levels; National Bank’s ability to attract and retain key employees in connection with the Transaction; management’s estimates and expectations in relation to future economic and business conditions and other factors in relation to the Transaction and resulting impact on growth and various financial metrics; the realization of the expected strategic, financial and other benefits of the Transaction in the timeframe anticipated; the accuracy and completeness of public and other disclosure (including financial disclosure) by CWB; the absence of significant undisclosed costs or liabilities associated with the Transaction; assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information available as of the date hereof; assumptions about the satisfaction of all closing conditions and the successful completion of the Public Offering and the Private Placement within the anticipated timeframe. Additional assumptions relating to National Bank appear in the Economic Review and Outlook section and, for each business segment, in the Economic and Market Review sections of National Bank’s annual report for the year ended October 31, 2023 (the “2023 Annual Report”) and in the Economic Review and Outlook section of National Bank’s report to shareholders for the three and six-month periods ended April 30, 2024 (the “Q2 2024 Report”), and may be updated in the quarterly reports to shareholders filed thereafter.

Forward-looking statements in this report are based on a number of assumptions and are subject to risk factors, many of which are beyond National Bank’s control and the impacts of which are difficult to predict. These risk factors include, among others, risks and uncertainties relating to the expected competition and regulatory processes and outcomes in connection with the Transaction; National Bank’s inability to successfully integrate CWB upon completion of the Transaction; the possible delay or failure to close the Transaction; the potential failure to realize anticipated benefits from the Transaction; the potential failure to obtain the required approvals to the Transaction in a timely manner or at all; National Bank’s reliance upon publicly available information of CWB; potential undisclosed costs or liability associated with the Transaction; National Bank or CWB being adversely impacted during the pendency of the Transaction, the dilutive effect of the Public Offering and Private Placement; the general economic environment and financial market conditions in Canada, the United States, and the other countries where National Bank operates; the impact of upheavals in the U.S. banking industry; exchange rate and interest rate fluctuations; inflation; global supply chain disruptions; higher funding costs and greater market volatility; changes made to fiscal, monetary, and other public policies; changes made to regulations that affect National Bank’s business; geopolitical and sociopolitical uncertainty; climate change, including physical risks and those related to the transition to a low-carbon economy, and National Bank’s ability to satisfy stakeholder expectations on environmental and social issues; significant changes in consumer behaviour; the housing situation, real estate market, and household indebtedness in Canada; National Bank’s ability to achieve its key short-term priorities and long-term strategies; the timely development and launch of new products and services; National Bank’s ability to recruit and retain key personnel; technological innovation, including advances in artificial intelligence and the open banking system, and heightened competition from established companies and from competitors offering non- traditional services; changes in the performance and creditworthiness of National Bank’s clients and counterparties; National Bank’s exposure to significant regulatory matters or litigation; changes made to the accounting policies used by National Bank to report financial information, including the uncertainty inherent to assumptions and critical accounting estimates; changes to tax legislation in the countries where National Bank operates; changes made to capital and liquidity guidelines as well as to the presentation and interpretation thereof; changes to the credit ratings assigned to National Bank by financial and extra-financial rating agencies; potential disruptions to key suppliers of goods and services to National Bank; the potential impacts of disruptions to National Bank’s information technology systems, including cyberattacks as well as identity theft and theft of personal information; the risk of fraudulent activity; possible impacts of major events affecting the economy, market conditions of National Bank’s outlook, including international conflicts, natural disasters, public health crises, and the measures taken in response to these events; and other risk factors described in the Risk Management section of the 2023 Annual Report and in the Risk Management section of the Report to Shareholders for the second quarter of 2024, as well as other risks detailed from time to time in reports filed by National Bank with securities regulators or securities commissions or other documents that National Bank makes public, which may cause events or results to differ materially from the results expressed or implied in any forward-looking statement.

There is a strong possibility that National Bank’s express or implied predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that its assumptions may not be confirmed and that its vision, strategic objectives, and performance targets will not be achieved. Thus, National Bank recommends that readers not place undue reliance on these forward-looking statements, as a number of factors could cause actual results to differ significantly from the expectations, estimates, or intentions expressed in these forward-looking statements. The foregoing list of risk factors is not exhaustive, and the forward-looking statements made in this report are also subject to credit risk, market risk, liquidity and funding risk, operational risk, regulatory compliance risk, reputation risk, strategic risk, and social and environmental risk, as well as certain emerging risks or risks deemed significant.

Additional information about these and other factors is provided in the 2023 Annual Report and the Report to Shareholders for the second quarter of 2024 and may be updated in the quarterly reports to shareholders filed thereafter. Investors and others who rely on National Bank’s forward-looking statements should carefully consider the above factors as well as the uncertainties they represent and the risk they entail. Except as required by law, National Bank does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time, by it or on its behalf. National Bank cautions investors that these forward-looking statements are not guarantees of future performance and that actual events or results may differ significantly from these statements due to a number of factors.